Please respond to: Capitol Square Office
Direct Line: 608-252-9340
Email: bla@dewittross.com

July 31, 2014

Board of Trustees
Hansberger International Growth Fund
c/o Natixis Global Asset Management
Attention: Coleen Downs Dinneen
399 Boylston Street
Boston, Massachusetts 02116

Board of Trustees
Madison Hansberger International Growth Fund
c/o Madison Asset Management LLC
Attention: General Counsel
550 Science Drive
Madison, Wisconsin 53711
To the Boards of Trustees:
You have requested our opinion with respect to certain federal income tax consequences of the proposed transfer of all the assets of the Hansberger International Growth Fund (the “Acquired Fund”), a series of Hansberger International Series (the “Trust”), a Massachusetts business trust, solely in exchange for Shares of the Madison Hansberger International Growth Fund (the “Acquiring Fund”), a series of Madison Funds (the “Acquiring Trust”), a Delaware statutory trust, and the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund of such Shares to the shareholders of the Acquired Fund in exchange for their shares of the Acquired Fund, and the liquidation of the Acquired Fund (the “Transaction”), all as set forth in an Agreement and Plan of Reorganization and Liquidation dated as of July 31, 2014 (the “Reorganization Agreement/Plan”) by and between the Trust on behalf of the Acquired Fund and the Acquiring Trust on behalf of the Acquiring Fund. This opinion is provided to the Board of Trustees of the Acquired Fund and the Board of Trustees of the Acquiring Fund pursuant to Sections 2(G) and 3(G), of the Reorganization Agreement/Plan. Terms capitalized in this opinion and not otherwise defined in this opinion shall have the meanings set forth in the Reorganization Agreement/Plan.
In rendering this opinion, we have reviewed and relied upon the following documents:

Capitol Square Office: Two East Mifflin Street, Suite 600, Madison, WI 53703-2865 . Ph: 608.255.8891 . F: 608.252.9243
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Board of Trustees
July 31, 2014

(1)	The Reorganization Agreement/Plan;

(2)	The Combined Proxy State/Prospectus and the Statement of Additional Information dated June 10, 2014, as filed with the Securities and Exchange Commission related to the Transaction;

(3)	The Trust’s Agreement and Declaration of Trust; and

(4)	The opinion provided by Ropes & Gray to the Acquiring Fund pursuant to Section 2(B) of the Reorganization Agreement/Plan.
We have relied, without independent verification, upon the truth of the factual representations made on behalf of the Acquired Fund and the Acquiring Fund in those documents, and further have assumed that the Transaction is concluded in accordance with the terms and provisions of the Reorganization Agreement/Plan. We further have relied on the following representations certified to us by officers of the Trust on behalf of the Acquired Fund and by officers of the Acquiring Trust on behalf of the Acquiring Fund:
A.    The Acquired Fund qualifies as a “regulated investment company” within the meaning of Section 851 of the Internal Revenue Code of 1986 (the “Code”), and complies with the portfolio diversification requirements of Section 851(b)(3) of the Code. The Acquiring Fund will qualify as a regulated investment company with respect to its first taxable year.
B.    The Acquired Fund has not redeemed and will not redeem any outstanding shares of beneficial interest in the Acquired Fund in connection with the Transaction, except to the extent necessary to comply with the Acquired Fund’s legal obligation to redeem its shares in the ordinary course of its business.
C.    The Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund Shares to be issued to any of the Acquired Fund shareholders in connection with the Transaction, except to the extent necessary to comply with the Acquiring Fund’s legal obligation to redeem its shares in the ordinary course of its business.
D.    Following the Transaction, the Acquiring Fund will utilize the acquired assets of the Acquired Fund, or sell them and utilize the sale proceeds, to continue the historic business of the Acquired Fund in a substantially comparable manner as part of the ongoing business of the Acquiring Fund as an open-end, registered investment company.
E.    The Acquiring Fund will not make any payment or distribution of cash or property to the Acquired Fund, or to any shareholder of the Acquired Fund in connection with the Transaction, other than the issuance of Shares of beneficial interest in the Acquiring Fund.
F.    Following the Transaction, the Acquired Fund will promptly distribute to its shareholders all Shares of beneficial interest in the Acquiring Fund received by the Acquired Fund in connection with the Transaction pursuant to the provisions of the Reorganization Agreement/Plan.

Board of Trustees
July 31, 2014

G.    Immediately following consummation of the Transaction, the Acquiring Fund will possess the same assets and liabilities possessed by the Acquired Fund immediately prior to the Transaction, excepting only those assets used to pay expenses incurred in connection with the Transaction.
H.    Immediately prior to the Transaction, the fair market value of the assets of the Acquired Fund will exceed the amount of liabilities of the Acquired Fund that will be assumed by the Acquiring Fund. Immediately following consummation of the Transaction, the fair market value of the assets of the Acquiring Fund will exceed its liabilities.
I.    The foregoing representations are true on the date of this opinion letter and will be true on the date of closing of the Transaction.
Based upon and subject to the foregoing, and upon our examination of the legal authority we have deemed to be relevant, on the basis of the existing provisions of the Code, current administrative rules, and court decisions, it is our opinion that, for federal income tax purposes:
1.    The transfer of all the assets of the Acquired Fund to the Acquiring Fund solely in exchange for Shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, followed by the Acquired Fund’s distribution of Shares of the Acquiring Fund to shareholders of the Acquired Fund in complete liquidation of the Acquired Fund will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code.
2.    Under Section 354 of the Code, no gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of shares of the Acquired Fund for the Shares of the Acquiring Fund.
3.    Under Sections 361 and 357 of the Code, the Acquired Fund will not recognize gain or loss upon (a) the transfer of all its assets to the Acquiring Fund solely in exchange for Shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund or (b) the distribution by the Acquired Fund to its shareholders of Shares of the Acquiring Fund received as a result of the Transaction in liquidation of the Acquired Fund.
4.    Under Section 1032 of the Code, the Acquiring Fund will not recognize gain or loss upon its receipt of all the assets of the Acquired Fund solely in exchange for Shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities.
5.    Under Section 358 of the Code, the aggregate tax basis of the Shares of the Acquiring Fund received by each shareholder of the Acquired Fund will be the same as the aggregate tax basis of the shareholder in the shares of the Acquired Fund shares surrendered in exchange for the Shares of the Acquiring Fund.
6.    Under Section 1223(1) of the Code, the holding period of the Shares of the Acquiring Fund received in exchange for Acquired Fund shares by each shareholder of the Acquired Fund will include the period for which the shareholder held (or is treated for federal income tax

Board of Trustees
July 31, 2014

purposes as having held) shares of the Acquired Fund surrendered in exchange for the Shares of the Acquiring Fund, provided that the shareholder held such shares of the Acquired Fund as capital assets.
7.    Under Section 362(b) of the Code, the tax basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the tax basis of the assets in the hands of the Acquired Fund immediately before the Transaction.
8.    Under Section 1223(2) of the Code, the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period for which the assets were held (or treated for federal income tax purposes as held) by the Acquired Fund.
9.    The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code.
This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 to be filed in connection with the Transaction and to use of our name and reference to our firm therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
DeWitt Ross & Stevens s.c.

(signature)

Brian L. Anderson

BLA:jch

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